EXHIBIT 77(c)

TRANSAMERICA PARTNERS PORTFOLIOS

RESULTS OF SHAREHOLDER PROXIES (UNAUDITED)

At the Special Meetings of shareholders held on April 28, 2014, the results were as follows:

Transamerica Partners Core Bond:

Proxy I - Proposal I: To approve a new sub-advisory agreement with Aegon USA Investment Management, LLC, an affiliate of TAM.

Record Date – January 17, 2014	Total Assets Voted ($)	% of Voted	% of Total
For	1,095,859,736.340	88.217	81.123
Against	3,328,207.428	0.268	0.246
Abstain	143,049,134.943	11.515	10.589
Broker Non-Vote	0.000	0.000	0.000
Total	1,242,237,078.712	100.000	91.959

Transamerica Partners Balanced:

Proxy I - Proposal II: To approve a new sub-advisory agreement with Aegon USA Investment Management, LLC, an affiliate of TAM.

Record Date – January 17, 2014	Total Assets Voted ($)	% of Voted	% of Total
For	82,421,623.933	90.035	66.850
Against	1,950,396.027	2.131	1.582
Abstain	7,171,858.724	7.834	5.817
Broker Non-Vote	0.000	0.000	0.000
Total	91,543,878.684	100.000	74.249

Transamerica Partners High Yield Bond:

Proxy I - Proposal V: To approve a new sub-advisory agreement with Aegon USA Investment Management, LLC, an affiliate of TAM.

Record Date – January 17, 2014	Total Assets Voted ($)	% of Voted	% of Total
For	642,880,448.726	96.836	74.431
Against	520,815.422	0.078	0.060
Abstain	20,481,861.988	3.085	2.371
Broker Non-Vote	0.000	0.000	0.000
Total	663,883,126.137	100.000	76.863